Gran Tierra Energy Inc. Announces Fourth Quarter and 2012 Year-End Results

Drilling and Operations Success Results in Record Reserves and Funds Flows From Operations

CALGARY, Alberta, February 26, 2013, Gran Tierra Energy Inc. (“Gran Tierra Energy”) (NYSE MKT: GTE, TSX: GTE), a company focused on oil and gas exploration and production in South America, today announced its financial and operating results for the quarter and year ended December 31, 2012. All dollar amounts are in United States ("U.S.") dollars unless otherwise indicated.

Financial and operating highlights for the year include:

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In 2012, oil and natural gas production net after royalty (“NAR”) and adjusted for inventory changes, was 16,897 barrels of oil equivalent per day (“BOEPD”), a decrease of 3% from 2011. Production was impacted by an increase in oil inventory in the Ecopetrol-operated Trans-Andean oil pipeline (the "OTA pipeline”) in Colombia and associated Ecopetrol owned facilities in the Putumayo Basin as a result of pipeline disruptions and a change in the sales point, and an increase in oil inventory with another customer. Alternative transportation measures have been put in place to mitigate future disruptions. Despite pipeline downtime, year-to-date production before inventory adjustments up to and including February 24, 2013 averaged approximately 21,000 BOEPD NAR;

•
Total Proved (“1P”) reserves NAR increased 19% to approximately 40.6 million barrels of oil equivalent (“MMBOE”) (approximately 95% light and medium oil and liquids; an increase compared to 91% at year-end 2011); total Proved plus Probable (“2P”) reserves NAR increased 15% to approximately 56.2 MMBOE (approximately 95% light and medium oil and liquids; an increase compared to 85% at year-end 2011); total Proved plus Probable plus Possible (“3P”) reserves NAR increased 1% to approximately 86.3 MMBOE (approximately 87% light and medium oil and liquids; an increase compared to 69% at year-end 2011);

•
Based on Gran Tierra Energy's 2012 year-end U.S. Securities and Exchange Commission ("SEC") company interest reserves and Gran Tierra Energy's 2012 total working interest production, Gran Tierra Energy's 1P, 2P, and 3P reserves life indices grew to 6.4 years, 8.9 years, and 13.6 years respectively;

•	Revenue and other income for the year was $585.2 million, a 2% decrease over 2011;

•
Net income fell by 21% from the prior year to $99.7 million, representing basic and diluted net income per share of $0.35, compared with net income of $126.9 million, or $0.46 per share basic and $0.45 per share diluted, in 2011;

•	Funds flow from operations increased to $323.8 million from $319.0 million in 2011;

•	Cash and cash equivalents were $212.6 million at December 31, 2012, compared with $351.7 million at December 31, 2011;

•	Continued the development of the Moqueta field in the Putumayo Basin, Colombia with drilling results from the Moqueta-7 and -8 appraisal wells adding substantial reserves in all categories;

•
Successfully drilled and tested the Ramiriqui-1 oil exploration well in the Llanos Basin, Colombia. The well tested at a restricted rate of 2,525 barrels of oil per day (“BOPD”) gross of 26°API crude oil;

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Started drilling the Bretaña Norte 95-2-1XD exploration well in Block 95, Peru, and completed drilling subsequent to year-end. The well encountered an oil-bearing sandstone reservoir in the Vivian Formation with an approximate gross oil column thickness of 99 feet and 53 feet net pay thickness. The well flow tested, on natural flow without pumps, 1,984 barrels of oil per day (“BOPD”) of 18.5 degree API quality oil.

•	In Brazil, production was initiated from two new wells drilled in the Tiê Field on Block 155, with production growing to approximately 1,000 BOPD gross or 850 BOPD NAR;

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Drilled the 1-GTE-05HP horizontal well in Block 142, the first horizontal well to be drilled in the tight sands of the Gomo formation in the Recôncavo Basin of Brazil. Fracture stimulation operations are expected to be completed in the second quarter of 2013;

•	Successfully drilled and tested the Proa-2 appraisal well in the Proa oil discovery on the Surubi Block, Argentina. The well tested 6,300 BOPD of 46° API crude oil;

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Drilled the PMN-1117 horizontal well in the Puesto Morales Block, the first horizontal multi-stage fracture stimulated well drilled in the tight sands of the Loma Montosa formation of Argentina. This well flow tested at a rate of approximately 840 BOPD initially and is currently flowing naturally at a choke-restricted rate of 100 BOPD of 33.8°API oil with a 27% water cut;

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Gran Tierra Energy was the successful bidder on Sinu-1 and Sinu-3 Blocks in the Sinu Basin of northern Colombia in the National Hydrocarbon Agency 2012 Bid Round. In addition, working interest in Blocks 129, 142, 155 and 244 in Brazil increased to 100% working interest, in Block 95 in Peru increased to 100% and working interest and operatorship in Blocks 123 and 129 in Peru increased to 100%, subject to government approval.

“Gran Tierra Energy had another excellent year, growing our land position in each of our core areas of operations, growing oil reserves on those lands, and growing production capacity from those reserves,” said Dana Coffield, President and Chief Executive Officer of Gran Tierra Energy. “2012 presented significant challenges in utilizing that new production capacity due to unexpected increases in pipeline downtime in Colombia. In spite of those transportation challenges, we were able to successfully execute our planned work program, attain record funds flow from operations, and remain debt free,” added Coffield.  “The downtime challenges have now been substantially mitigated and we are currently consistently producing at near record levels. In addition, we have active drilling operations on-going in all our core areas of operations, with outstanding success already reported in Peru, as we continue to execute our growth strategy,” concluded Coffield.

Production review

	Three Months Ended December 31, 2012				Three Months Ended December 31, 2011
(Barrels of Oil Equivalent)	Colombia	Argentina	Brazil	Total	Colombia	Argentina	Brazil	Total
Gross production	1,783,195	373,372	85,506	2,242,073	1,938,685	303,374	22,620	2,264,679
Royalties	(473,229)	(45,753)	(10,736)	(529,718)	(513,374)	(35,690)	(2,822)	(551,886)
Inventory adjustment	(128,784)	3,537	(5,146)	(130,393)	(2,386)	(4,298)	(2,177)	(8,861)
Production, NAR	1,181,182	331,156	69,624	1,581,962	1,422,925	263,386	17,621	1,703,932

Production per day, NAR (BOEPD)	12,839	3,600	757	17,196	15,467	2,863	192	18,522

	Year Ended December 31, 2012				Year Ended December 31, 2011
(Barrels of Oil Equivalent)	Colombia	Argentina	Brazil	Total	Colombia	Argentina	Brazil	Total
Gross production	7,073,526	1,448,169	121,882	8,643,577	7,470,409	1,040,349	53,830	8,564,588
Royalties	(1,850,357)	(174,458)	(15,059)	(2,039,874)	(2,066,860)	(119,545)	(6,657)	(2,193,062)
Inventory adjustment	(411,742)	(2,051)	(5,624)	(419,417)	(10,062)	(3,446)	(4,115)	(17,623)
Production, NAR	4,811,427	1,271,660	101,199	6,184,286	5,393,487	917,358	43,058	6,353,903

Production per day, NAR (BOEPD)	13,146	3,474	277	16,897	14,777	2,513	118	17,408

Financial review

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	% Change	2012	2011	% Change
Revenue and Other Income ($000s)	$145,153	$161,735	(10)	$585,187	$597,407	(2)
Net Income ($000s)	$42,263	$32,552	30	$99,659	$126,917	(21)
Net Income Per Share - Basic	$0.15	$0.12	25	$0.35	$0.46	(24)
Net Income Per Share - Diluted	$0.15	$0.12	25	$0.35	$0.45	(22)

Net income reconciled to funds flow from operations(1) is as follows:

	Three Months Ended December 31,		Year Ended December 31,
Funds Flow From Operations - Non-GAAP Measure ($000s)	2012	2011	2012	2011

Net income	$42,263	$32,552	$99,659	$126,917
Adjustments to reconcile net income to funds flow from operations
Depletion, depreciation, accretion and impairment	44,055	71,061	182,037	231,235
Deferred taxes	35,129	(13,958)	26,274	(28,685)
Stock-based compensation	2,152	3,384	12,006	12,767
Unrealized gain on financial instruments	—	—	—	(1,354)
Unrealized foreign exchange loss (gain)	2,982	(1,607)	17,054	(2,232)
Settlement of asset retirement obligation	—	(36)	(404)	(345)
Other gain	(9,336)	—	(9,336)	—
Equity tax	—	(299)	(3,534)	2,442
Gain on acquisition	—	—	—	(21,699)
Funds flow from operations	$117,245	$91,097	$323,756	$319,046

(1) Funds flow from operations is a non-GAAP measure which does not have any standardized meaning prescribed under generally accepted accounting principles in the United States of America (“GAAP”). Management uses this financial measure to analyze operating performance and the income generated by Gran Tierra Energy’s principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is also useful supplemental information for investors to analyze operating performance and Gran Tierra Energy’s financial results. Investors should be cautioned that this measure should not be construed as an alternative to net income or other measures of financial performance as determined in accordance with GAAP. Gran Tierra Energy’s method of calculating this measure may differ from other companies and, accordingly, it may not be comparable to similar measures used by other companies. Funds flow from operations, as presented, is net income adjusted for depletion, depreciation, accretion and impairment (“DD&A”), deferred taxes, stock-based compensation, unrealized gain on financial instruments, unrealized foreign exchange loss or gain, settlement of asset retirement obligation, other gain, equity tax and gain on acquisition.

Fiscal 2012 Financial Highlights:

Revenue and other income decreased by 2% to $585.2 million in 2012 compared with $597.4 million in 2011 due to decreased production, partially offset by increased average realized oil prices. The decrease in production was due to increased oil inventory in the OTA pipeline and associated Ecopetrol owned facilities in the Putumayo Basin as a result of oil delivery restrictions caused by OTA pipeline disruptions in Colombia, a change in the sales point for volumes sold to Ecopetrol, and increased oil inventory with another customer and in our storage facilities, partially offset by production from new producing wells in Colombia and Argentina.

Average realized oil prices increased by 1% to $97.31 per bbl from $96.60 per bbl for the year ended December 31, 2012. In Colombia, the average realized oil price increased by 2% to $103.04 per bbl. Gran Tierra Energy received a premium to West Texas Intermediate (“WTI”) in Colombia during 2012. WTI oil prices for 2012 were $94.20 per barrel ("bbl") compared with $95.06 per bbl in 2011. Average Brent oil prices for 2012 were $111.67 per bbl compared with $111.26 per bbl in 2011.

Operating expenses in 2012 were $124.9 million, or $20.20 per barrel of oil equivalent (“BOE”), compared with $86.5 million, or $13.61 per BOE, in 2011. The increase in operating expenses was primarily due to an increase of $29.3 million in Colombia mainly due to OTA pipeline oil transportation costs of $3.77 per BOE, previously deducted from realized sales prices and now included as operating costs due to the change in the Ecopetrol sales point in February 2012, and increased trucking to other sales points due to OTA pipeline disruptions.

DD&A expenses in 2012 decreased to $182.0 million from $231.2 million in 2011. DD&A expenses in 2012 included a $20.2 million ceiling test impairment in our Brazil cost center related to seismic and drilling costs on Block BM-CAL-10. DD&A expenses in 2011 included a $42.0 million ceiling test impairment in our Peru cost center related to drilling costs from a dry well and seismic costs on relinquished blocks, and a $25.7 million ceiling test impairment loss in our Argentina cost center related to an increase in estimated future operating and capital costs to produce our remaining Argentina proved reserves and a decrease in reserve volumes. On a per BOE basis, the depletion rate decreased by 19% to $29.44 from $36.39. The decrease was mainly due to lower impairment charges of $3.42 per BOE in 2012 compared with $10.65 per BOE in 2011.

General and administrative (“G&A”) expenses in 2012 of $58.9 million decreased by 2% from $60.4 million in 2011. Increased employee related costs and bank fees reflecting expanded operations were more than offset by increased recoveries, increased capitalized costs in Peru and the absence of expenses related to the 2011 Petrolifera Petroleum Limited (“Petrolifera”) acquisition. G&A expenses in 2011 included $1.2 million of expenses associated with the acquisition of Petrolifera and $1.6 million of interest on the Petrolifera debt. G&A expenses per BOE in 2012 of $9.52 were comparable with $9.50 in 2011.

Other gain of $9.3 million in the year ended December 31, 2012 relates to a value added tax recovery resulting from the completion of a reorganization of companies and their Colombian branches in the Colombian reporting segment during the fourth quarter of 2012.

In 2012, the foreign exchange loss was $31.3 million, of which $17.1 million was an unrealized non-cash foreign exchange loss. The realized foreign exchange loss in 2012 primarily arose upon payment of 2011 Colombian income tax liabilities. For the year ended December 31, 2011, there was an unrealized non-cash foreign exchange gain of $2.2 million, but this was almost entirely offset by realized foreign exchange losses. The Colombian Peso strengthened by 9.0% and weakened by 1.5% against the U.S. dollar in 2012 and 2011, respectively.

Income tax expense was $97.7 million for 2012, compared with $107.3 million in 2011. The decrease was primarily due to lower income before tax.

Net income in 2012 was $99.7 million, a 21% decrease from 2011. On a per share basis, net income decreased to $0.35 per share basic and diluted from $0.46 per share basic and $0.45 per share diluted in 2011. In 2012, decreased DD&A, G&A and income tax expenses, the realization of a gain upon a corporate reorganization in Colombia, and the absence of the Colombian equity tax expense were more than offset by decreased oil and natural gas sales, increased operating expenses and foreign exchange losses, and the absence of the 2011 gain on acquisition. Net income in 2011 included a gain on the acquisition of Petrolifera of $21.7 million.

Balance Sheet Highlights:

Cash and cash equivalents were $212.6 million at December 31, 2012, compared with $351.7 million at December 31, 2011. The change in cash and cash equivalents during 2012 was primarily the result of funds flow from operations of $323.8 million, an $11.9 million decrease in restricted cash, and proceeds from issuance of common stock of $4.3 million being more than offset by capital expenditures of $276.1 million, a net increase in assets and liabilities from operating activities of $167.4 million and cash paid for an acquisition in Brazil of $35.5 million.

Working capital (including cash and cash equivalents) was $222.5 million at December 31, 2012, a $9.4 million increase from December 31, 2011. The increase was primarily a result of the following: a $50.5 million increase in accounts receivable due to a change in the timing of collection of Ecopetrol receivables and increased revenue in Argentina; a $26.4 million increase in inventory primarily due to the new sales agreement with Ecopetrol in Colombia which changed the sales point from Orito Station to the Port of Tumaco; an $18.4 million increase in taxes receivable due to value added tax and income tax recoveries in Colombia generated upon completion of a corporate reorganization; a $73.1 million decrease in taxes payable due to utilization of operating loss carry-forwards and deductions for dry hole costs resulting from the same corporate reorganization, and lower taxable income in Colombia; partially offset by a $139.1 million decrease in cash and cash equivalents and a $19.7 million increase in accounts payable and accrued liabilities due to increased capital expenditures in Peru and Brazil immediately prior to year end.

Reserve and Production Highlights:

Reserves NAR calculated in accordance with SEC rules as at December 31, 2012 are approximately 40.6 MMBOE proved, 15.6 MMBOE probable, and 30.1 MMBOE possible, and 86.3 MMBOE total 3P reserves. This compares to reserves as at December 31, 2011 of 34.0 MMBOE proved, 14.8 MMBOE probable and 37.0 MMBOE possible, and total 3P reserves of approximately 85.8 MMBOE.

As per Canadian National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities (“NI 51-101”) and the reserves definitions in the Canadian Oil and Gas Evaluation Handbook (“COGEH”), reserves NAR to Gran Tierra Energy as at December 31, 2012 are approximately 40.4 MMBOE proved, 15.9 MMBOE probable, and 30.7 MMBOE possible, and 87.0 MMBOE total 3P reserves. This compares to reserves as at December 31, 2011 of 34.0 MMBOE proved, 14.9 MMBOE probable and 37.6 MMBOE possible, and total 3P reserves of approximately 86.6 MMBOE.

Possible reserves are those additional reserves that are less certain to be recovered than probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of 3P reserves.

Annual production for 2012 averaged approximately 18,043 BOEPD NAR before inventory changes or 16,897 BOEPD NAR after inventory changes, a decrease of approximately 3% versus 17,408 BOEPD NAR in 2011, and consisting of 13,146 BOEPD NAR in Colombia, 3,474 BOEPD NAR in Argentina and 277 BOPD NAR in Brazil. Production in the fourth quarter of 2012 averaged approximately 18,613 BOEPD NAR before inventory adjustments, while year-to-date production before inventory adjustments up to and including February 24, 2013 averaged approximately 21,000 BOEPD NAR.

Production for 2012 was below target due to an unanticipated increase in pipeline disruptions in Colombia, particularly on the Ecopetrol-operated OTA pipeline. Alternative transportation measures have been put in place to mitigate future disruptions. These include a new pumping station on OTA to increase throughput capacity on that line, entering into additional interruptible trucking contracts to potentially evacuate all production capacity when required and securing additional pipeline transportation capacity with Ecopetrol through Ecuador pipeline options.

Fourth Quarter 2012 Operational Highlights

Colombia

Chaza Block, Putumayo Basin (Gran Tierra Energy 100% WI and operator)

Moqueta Field

Gran Tierra Energy completed initial testing of Moqueta-7 by collecting reservoir data and fluid samples with a hydraulic jet pump from the T-Sandstone and Caballos formations in three repeated fault blocks.  The T-Sandstone formation in the primary fault block consisted of 44 feet true vertical depth (“TVD”) gross reservoir or 33 feet TVD of net reservoir thickness. It was perforated and tested from 6,641 feet to 6,710 feet measured depth (“MD”) for 78 hours at a rate of 463 BOPD of 23.7° API oil with a 0.4% water cut.  The underlying Caballos formation consisted of 200 feet TVD gross reservoir or 68 feet TVD net reservoir thickness. It was perforated and tested from 6,890 feet to 7,183 feet MD for 59 hours at a rate of 267 BOPD of 23.8° API oil with a 1.1% water cut.

A repeated oil-bearing Caballos Sandstone reservoir section was encountered in a new, previously unrecognized, fault block with 90 feet TVD of gross reservoir or 55 feet TVD of net reservoir thickness.  The interval from 7,466 feet to 7,528 feet MD was perforated and tested with a hydraulic jet pump for 5 hours at 100 BOPD of 25.3° API oil with a stabilized water cut of approximately 1%.

A second repeated oil-bearing Caballos Sandstone reservoir section was encountered in a new, previously unrecognized fault block with 139 feet TVD of gross reservoir or 60 feet TVD of net reservoir thickness.  The interval from 7,680 feet to 7,790 feet MD was perforated and tested for 13 hours with a hydraulic jet pump at 316 BOPD of 26.5° API oil with a 2.8% water cut.

The Moqueta-7 bottom hole location is believed to be near the western extremity of the main block of the Moqueta field.  The well, because of its bottom hole position, will be completed as a water injector for pressure maintenance to enhance oil recovery and production from producing wells in the main block.

Moqueta-8 was drilled and reached total depth in basement in the main fault block before year-end. Subsequent to year-end, testing was initiated by collecting reservoir data and fluid samples using a hydraulic jet pump from the Caballos formation, along with the T-Sandstone and U-Sandstone from the Villeta formations.  The Caballos formation consisted of 209 feet TVD gross reservoir or 104 feet TVD net reservoir thickness. It was perforated and tested from 5,361 feet to 5,538 feet MD for 57 hours at a rate of 651 BOPD of 28.2° API oil with a 0.4% water cut.   The T-Sandstone formation consisted of 85 feet TVD gross reservoir or 72 feet TVD of net reservoir thickness. It was perforated and tested from 5,153 feet to 5,256 feet MD for 16.4 hours at a rate of 925 BOPD of 27.0° API oil and a stabilized 0.4% water cut.  The U-Sandstone formation consisted of 44 feet TVD gross reservoir or 32 feet TVD net reservoir thickness. It was perforated and tested from 4,866 feet to 4,911 feet MD for 24 hours at a rate of 24 BOPD of 16.3° API oil with a 0.4% water cut. This well is being completed as a production well.

Moqueta-9, the next well in the appraisal program to further define the reserve potential of the field, was spud on January 20, 2013 and is targeting the northern portion of the Moqueta field. Initial results are expected in late March.

Argentina

Puesto Morales Block, Neuquen Basin (100% working interest and operator)

The PMN-1117 horizontal well reached a total depth ("TD") of approximately 2,130 meters MD (1,408 meters TVD) on October 27, 2012.  The well was drilled with a 483 meter horizontal section and multi-stage fracture stimulation was conducted on the well with production testing initiated on December 2, 2012.  During the first 24 hours, this well flow tested at a rate of approximately 840 BOPD from the tight oil Loma Montosa reservoir.  This well is currently flowing naturally at a choke-restricted rate of 100 BOPD of 33.8°API oil with a 27% water cut.

Peru

Block 95 (100% working interest and operator)

Bretaña Norte 95-2-1XD exploration well began drilling in December 2012, and reached TD subsequent to year-end. Oil shows were encountered at the top of the target Vivian Formation reservoir section and coring operations were then initiated, resulting in the recovery of oil-saturated core over most of the oil-column and additional core in the underlying water column. Log interpretations and MDT fluid and pressure sampling indicate the presence of an oil-bearing sandstone reservoir in the Vivian Formation beginning at 9,408 feet MD or 8,851 feet TVD with an approximate gross oil column thickness of 99 feet and 53 feet net pay thickness.

A drill stem test was conducted over a 29 foot interval from 9,409 feet MD to 9,438 feet MD. Approximately 1,170 BOPD was produced on natural flow without pumps for 19.65 hours with 0% water cut through a 46/64 inch choke. The choke size was then increased to a 64/64 inch and oil flow increased to approximately 1,984 BOPD on natural flow without pumps over a period of 1.5 hours with 0% water cut. Cumulative production over the testing period amounted to 1,082 barrels of oil. The wellhead flowing pressure and temperature were increasing through the test, indicating that the formation was cleaning up and oil flow was increasing over the duration of the test. The test was successfully concluded when available crude oil storage capacity had been achieved.

In its press release dated June 11, 2012, Gran Tierra Energy announced the results of a contingent gross lease resource estimate for the oil discovery on Block 95, provided by its independent reserves auditor, GLJ Petroleum Consultants effective June 1, 2012, prior to the drilling of the Bretaña Norte 95-2-1XD exploration well. The resource estimate has been prepared in compliance with National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities and the Canadian Oil and Gas Evaluation Handbook. The estimates included a low estimate “1C” contingent resources of 11.5 million stock tank barrels of oil (“MMSTB”), a best estimate “2C” contingent resources of 31.6 MMSTB, and a high estimate “3C” contingent resources of 88.1 MMSTB. There is no certainty that it will be commercially viable to produce any portion of the resources. Additional information respecting such contingent resource estimates is included in the June 11, 2012 press release and under the heading “Forward-Looking Statements and Legal Advisories” below.

The Supreme Decree approving the assignment of the additional 40% working interest in Block 95 to Gran Tierra Energy Peru S.R.L. was issued by the Government of Peru on January 23, 2013.  The Public Deed to finalize the assignment and vest a 100% working interest in the company was executed February 15, 2013.

Blocks 123 and 129 (100% working interest, subject to government approval, and operator)

PeruPetro S.A. approved Gran Tierra Energy Peru S.R.L. assumption of operatorship of Blocks 123 and 129, located on the eastern flank of the prolific Marañon Basin of northern Peru, effective January 1, 2013. Assumption of 100% working interest is pending government approval.

Brazil

The 1-GTE-05HP-BA horizontal oil exploration well on Block 142 onshore Recôncavo Basin Brazil was drilled, the horizontal liner has been set and the multi-stage fracture stimulation is ongoing. The 1-GTE-06HP-BA horizontal sidetrack on Block 129 was drilled in January 2013, the horizontal liner is being set, and the multi-stage fracture stimulation is planned to begin in March 2013. Planning continues for the 1-GTE-07HP-BA horizontal oil exploration well on Block 155, with fracture stimulation operations expected to be conducted in the second quarter of 2013.

2013 Work Program and Capital Expenditure Program

Gran Tierra Energy previously announced a $363 million planned capital program for its exploration and production operations in Colombia, Brazil, Peru and Argentina for 2013. The capital spending program allocates $202 million for drilling, $65 million for facilities, pipelines and other, and $93 million for geological and geophysical expenditures. Of the $202 million allocated to drilling, approximately $101 million is for exploration and the balance is for appraisal and development drilling. The budget currently contemplates the drilling of 10 wells in Colombia, 6 wells in Argentina, two wells in Brazil and one well in Peru. The approved 2013 capital spending program also includes funds for 1,148 km of 2D and 308 km2 of 3D seismic acquisition programs in Colombia, Peru, Argentina and Brazil, primarily in preparation for additional exploration and production drilling operations in 2013 and beyond. The 2013 work program and budget is expected to be funded primarily from cash and cash flows from operations with potential periodic draws on Gran Tierra Energy's credit facility at current oil prices.

Excluding potential exploration success, production in 2013 is expected to average 27,000 BOEPD gross working interest with no pipeline disruptions. Production is expected to average approximately 20,000 BOEPD NAR before inventory adjustments assuming a 10% contingency for potential disruptions and $90 average price for Brent. Approximately 96% of this production consists of light oil, with the balance consisting of natural gas.

Conference Call Information:

Gran Tierra Energy Inc. will host its fourth quarter 2012 results conference call on Tuesday, February 26, 2013, at 2:00 p.m. Mountain Time (MT).

President and Chief Executive Officer, Dana Coffield, Chief Operating Officer, Shane O'Leary, and Chief Financial Officer, James Rozon, will discuss Gran Tierra Energy's financial and operating results for the quarter and then take questions from securities analysts and institutional shareholders.

Interested parties may access the conference call by dialing 1-800-901-5241 (domestic) or 1-617-786-2963 (international), pass code 29650165. The call will also be available via webcast at www.grantierra.com, www.streetevents.com, or www.fulldisclosure.com. The webcast will be available on Gran Tierra Energy's website until the next earnings call.

For interested parties unable to participate, an audio replay of the call will be available beginning two hours after the call until 11:59 p.m. on March 12, 2013.  To access the replay dial 1-888-286-8010 (domestic) or 1-617-801-6888 (international) pass code 76566855.

Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE MKT (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra Energy holds interests in producing and prospective properties in Argentina, Colombia, Peru, and Brazil. Gran Tierra Energy has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth. Additional information concerning Gran Tierra Energy is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra Energy’s Securities and Exchange Commission filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements and Legal Advisories:

Readers are cautioned that the well-flow test results disclosed in this press release are not necessarily indicative of long term performance or of ultimate recovery.

Contingent resources are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations using established technology or technology under development, but which are not currently considered to be commercially recoverable due to one or more contingencies. Contingencies may include factors such as economic, legal, environmental, political, and regulatory matters, or a lack of markets. It is also appropriate to classify as contingent resources the estimated discovered recoverable quantities associated with a project in the early evaluation stage. Contingent resources are further classified in accordance with the level of certainty associated with the estimates and may be subclassified based on project maturity and/or characterized by their economic status.

This news release contains certain forward-looking information, forward-looking statements and forward-looking financial outlook (collectively, “forward-looking statements”) under the meaning of applicable securities laws, including Canadian Securities Administrators' National Instrument 51-102 - Continuous Disclosure Obligations and the United States Private Securities Litigation Reform Act of 1995. The use of the words “expect”, “plan”, “estimate”, “believe”, “anticipate”, “will”, “potential”, “may” derivations of these words and similar expressions are intended to identify forward-looking statements. In particular, but without limiting the foregoing, forward-looking statements include statements regarding: drilling, testing and production expectations, including without limitation, the timing of operations, the oil-bearing potential of certain reservoirs and expectations with respect to the results of drilling, testing and exploration activities; reserves life indices; Gran Tierra Energy's planned capital program and the allocation of capital, including under the caption “2013 Work Program and Capital Expenditure Program”; expected funding of the capital program out of cash flow and cash on hand at current production and commodity price levels, and potential draws on the credit facility; production expectations; Gran Tierra Energy's planned operations, including as described under the captions “Colombia”, “Peru”, “Brazil” and “Argentina” in the section “Fourth Quarter 2012 Operational Highlights”; together with all other statements regarding expected or planned development, testing, drilling, production, expenditures or exploration, or that otherwise reflect expected future results or events. Statements relating to “resources” are forward-looking statements as they involve the implied assessment, based on estimates and assumptions, that the resources described exist in the quantities predicted or estimated and can be profitably produced in the future.

The forward-looking statements contained in this news release reflect several material factors and expectations and assumptions of Gran Tierra Energy including, without limitation, assumptions relating to log evaluations, that Gran Tierra Energy will continue to conduct its operations in a manner consistent with past operations, the accuracy of testing and production results and seismic data, pricing and cost estimates, rig availability, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions. Gran Tierra Energy believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

The forward-looking statements contained in this news release are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements, including, among others: Gran Tierra Energy's operations are located in South America, and unexpected problems can arise due to guerilla activity, technical difficulties and operational difficulties which may impact its testing and drilling operations, and the production, transportation or sale of its products; geographic, political, regulatory and weather conditions can impact testing and drilling operations and the production, transportation or sale of its products; the OTA pipeline may continue to experience disruptions and if further disruptions occur, service at the OTA pipeline may not resume on the timelines or to the capacity expected by or favorable to Gran Tierra Energy; attempts to mitigate the effect of disruptions of the OTA pipeline may not have the impact currently anticipated by Gran Tierra Energy; waterflood and multi-stage fracture stimulation operations may not have the impact, including with respect to reserve recovery improvements, currently anticipated by Gran Tierra Energy; permits and approvals from regulatory and governmental authorities may not be received in the manner or on the timelines expected or at all; and the risk that current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra Energy currently predicts, which could cause Gran Tierra Energy to modify its exploration, drilling and/or construction activities. Although the current capital spending program of Gran Tierra Energy is based upon the current expectations of the management of Gran Tierra Energy, there may be circumstances in which, for unforeseen reasons, a reallocation of funds may be necessary as may be determined at the discretion of Gran Tierra Energy and there can be no assurance as at the date of this press release as to how those funds may be reallocated. Should any one of a number of issues arise, Gran Tierra Energy may find it necessary to alter its current business strategy and/or capital spending program.

Accordingly, readers should not place undue reliance on the forward-looking statements contained herein. Further information on potential factors that could affect Gran Tierra Energy are included in risks detailed from time to time in Gran Tierra Energy's Securities and Exchange Commission filings, including, without limitation, under the caption “Risk Factors” in Gran Tierra Energy's Annual Report on Form 10-K filed February 26, 2013. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com.  The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this press release are made as of the date of this press release and Gran Tierra Energy disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities legislation.

BOE’s may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf : 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.

Contact Information

For investor and media inquiries please contact:
Jason Crumley
Director, Investor Relations
403-265-3221
info@granterra.com
www.grantierra.com

Basis of Presentation of Financial Results:

Gran Tierra Energy’s financial results are reported in United States dollars and prepared in accordance with generally accepted accounting principles in the United States.

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Operations and Retained Earnings (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
REVENUE AND OTHER INCOME
Oil and natural gas sales	$144,703	$161,407	$583,109	$596,191
Interest income	450	328	2,078	1,216
	145,153	161,735	585,187	597,407
EXPENSES
Operating	36,788	25,214	124,903	86,497
Depletion, depreciation, accretion and impairment	44,055	71,061	182,037	231,235
General and administrative	12,488	14,025	58,882	60,389
Other gain	(9,336)	—	(9,336)	—
Equity tax	—	—	—	8,271
Financial instruments gain	—	—	—	(1,522)
Gain on acquisition	—	—	—	(21,699)
Foreign exchange loss (gain)	3,471	(3,784)	31,338	(11)
	87,466	106,516	387,824	363,160

INCOME BEFORE INCOME TAXES	57,687	55,219	197,363	234,247
Income tax expense	(15,424)	(22,667)	(97,704)	(107,330)
NET INCOME AND COMPREHENSIVE INCOME	42,263	32,552	99,659	126,917
RETAINED EARNINGS, BEGINNING OF YEAR	242,410	152,462	185,014	58,097
RETAINED EARNINGS, END OF YEAR	$284,673	$185,014	$284,673	$185,014

NET INCOME PER SHARE — BASIC	$0.15	$0.12	$0.35	$0.46
NET INCOME PER SHARE — DILUTED	$0.15	$0.12	$0.35	$0.45
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	281,794,879	277,897,512	280,741,255	273,491,564
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	284,895,511	287,547,237	284,172,254	281,287,002

Gran Tierra Energy Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	As at December 31,
	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$212,624	$351,685
Restricted cash	1,404	1,655
Accounts receivable	119,844	69,362
Inventory	33,468	7,116
Taxes receivable	39,922	21,485
Prepaids	4,074	3,597
Deferred tax assets	2,517	3,029
Total Current Assets	413,853	457,929

Oil and Gas Properties (using the full cost method of accounting)
Proved	813,247	618,982
Unproved	383,414	417,868
Total Oil and Gas Properties	1,196,661	1,036,850
Other capital assets	8,765	7,992
Total Property, Plant and Equipment	1,205,426	1,044,842

Other Long-Term Assets
Restricted cash	1,619	13,227
Deferred tax assets	1,401	4,747
Taxes receivable	1,374	—
Other long-term assets	6,621	3,454
Goodwill	102,581	102,581
Total Other Long-Term Assets	113,596	124,009

Total Assets	$1,732,875	$1,626,780
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$102,263	$82,189
Accrued liabilities	66,418	66,832
Taxes payable	22,339	95,482
Deferred tax liabilities	337	—
Asset retirement obligation	28	326
Total Current Liabilities	191,385	244,829

Long-Term Liabilities
Deferred tax liabilities	225,195	186,799
Equity tax payable	3,562	6,484
Asset retirement obligation	18,264	12,343
Other long-term liabilities	3,038	2,007
Total Long-Term Liabilities	250,059	207,633

Shareholders’ Equity
Common stock (268,482,445 and 262,304,249 shares of Common Stock and 13,421,488 and 16,323,819 exchangeable shares, par value $0.001 per share, issued and outstanding as at December 31, 2012, and December 31, 2011, respectively)	7,986	7,510
Additional paid in capital	998,772	980,014
Warrants	—	1,780
Retained earnings	284,673	185,014
Total Shareholders’ Equity	1,291,431	1,174,318

Total Liabilities and Shareholders’ Equity	$1,732,875	$1,626,780

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Thousands of U.S. Dollars)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Operating Activities
Net income	$42,263	$32,552	$99,659	$126,917
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, accretion and impairment	44,055	71,061	182,037	231,235
Deferred taxes	35,129	(13,958)	26,274	(28,685)
Stock-based compensation	2,152	3,384	12,006	12,767
Unrealized gain on financial instruments	—	—	—	(1,354)
Unrealized foreign exchange loss (gain)	2,982	(1,607)	17,054	(2,232)
Settlement of asset retirement obligation	—	(36)	(404)	(345)
Other gain	(9,336)	—	(9,336)	—
Equity tax	—	(299)	(3,534)	2,442
Gain on acquisition	—	—	—	(21,699)
Net change in assets and liabilities from operating activities
Accounts receivable and other long-term assets	39,987	74,387	(56,669)	(15,627)
Inventory	(8,426)	(552)	(18,195)	(548)
Prepaids	(1,564)	(1,545)	(477)	(1,321)
Accounts payable and accrued and other liabilities	17,573	24,004	(8,387)	16,780
Taxes receivable and payable	(24,428)	25,764	(83,709)	35,422
Net cash provided by operating activities	140,387	213,155	156,319	353,752

Investing Activities
Decrease (increase) in restricted cash	33,563	(10,457)	11,859	(10,197)
Additions to property, plant and equipment	(53,965)	(81,121)	(276,084)	(333,194)
Proceeds from disposition of oil and gas property	—	1,197	—	4,450
Cash paid for acquisition	(35,495)	—	(35,495)	—
Cash acquired on acquisition	—	—	—	7,747
Proceeds on sale of asset-backed commercial paper	—	—	—	22,679
Net cash used in investing activities	(55,897)	(90,381)	(299,720)	(308,515)

Financing Activities
Settlement of bank debt	—	—	—	(54,103)
Proceeds from issuance of shares of Common Stock	543	2,541	4,340	5,123
Net cash provided by (used in) financing activities	543	2,541	4,340	(48,980)

Net (decrease) increase in cash and cash equivalents	85,033	125,315	(139,061)	(3,743)
Cash and cash equivalents, beginning of period	127,591	226,370	351,685	355,428
Cash and cash equivalents, end of period	$212,624	$351,685	$212,624	$351,685

Cash	$207,392	$172,645	$207,392	$172,645
Term deposits	5,232	179,040	5,232	179,040
Cash and cash equivalents, end of year	$212,624	$351,685	$212,624	$351,685